UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a‑12(c) or §240.14a‑2
EHEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EHEALTH, INC.
SUPPLEMENT TO PROXY STATEMENT DATED MAY 30, 2019

The following information supplements the definitive proxy statement dated April 29, 2019 (the “Proxy Statement”) filed on Schedule 14A by eHealth, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for the 2019 Annual Meeting of Stockholders and for any adjournment or postponement thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301 on June 11, 2019 at 8:30 AM Pacific Daylight Time. This supplement to the Proxy Statement (“Supplement”) is being filed with the Securities and Exchange Commission on May 30, 2019.
THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Death of Director
One of the members of our Board of Directors, Ellen O. Tauscher, passed away on April 29, 2019. We learned of Ms. Tauscher’s death after we finalized the Proxy Statement. As a result, we would like to inform you of changes in certain information appearing in the Proxy Statement relating to Ms. Tauscher.

•	Ms. Tauscher had served as the Chairperson of the Board and as a member of the Audit Committee and the Government and Regulatory Affairs Committee of the Board of Directors.

•	The Company does not have a Chairperson of the Board or a Lead Independent Director following Ms. Tauscher’s death.

•
On May 11, 2019, the Board of Directors decreased the authorized size of the Board of Directors from six (6) persons to five (5) persons and appointed Ms. Andrea Brimmer to the Audit Committee of the Board of Directors (the “Audit Committee”). Following the appointment, the Audit Committee consisted of Andrea Brimmer, Michael Goldberg and Randall Livingston (chairperson).

•
The table appearing on pages 22 and 23 of the Proxy Statement reporting the security ownership of certain beneficial owners and management as of March 31, 2019 included outstanding shares of common stock subject to options held by all executive officers and directors as a group that were currently exercisable or exercisable within 60 days after March 31, 2019, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2019. If the shares of common stock previously reported as being beneficially owned by Ms. Tauscher as of March 31, 2019 were not included in the total shares of common stock owned by directors and executive officers as a group, the total number of shares of common stock beneficially owned by them would be reduced to 1,117,789 shares or 5% of the shares of common stock outstanding at the close of business on March 31, 2019 and the total number of directors and executive officers as a group would be reduced to 10 persons.